Prospectus Supplement dated July 16, 1997
to Prospectus dated June 3, 1997


                                  VIDAMED, INC.

                         415,838 Shares of Common Stock
                    41,584 Warrants to Purchase Common Stock

         VidaMed, Inc. ("VidaMed" or the "Company") is offering hereby 415,838 shares of its Common Stock, $.001 par value (the "Common Stock") and warrants to purchase 41,584 shares of Common Stock. The offering price per share of Common Stock is $5.1531 per share. The exercise price for the Warrants is $7.1571 per share.

Sale of Securities

         In February 1997, the Company entered into an equity financing arrangement with a European investment bank under which the Company may, at its option, sell to such investment bank up to $10.0 million of VidaMed Common Stock in increments of up to $2.5 million. The Common Stock will be priced at a 10% discount to the current market price at the time of sale, subject to adjustment based on a formula linked to the market price of the Company's Common Stock during the twenty-one (21) trading days following each sale. Concurrent with each stock issuance, the Company will issue to the investment bank Warrants to purchase one share of Common Stock for each 10 shares of Common Stock so purchased. The exercise price for such Warrants will be equal to the adjusted purchase price for the Common Stock multiplied by 1/0.9, with the resulting product multiplied by 1.25. Such warrants will have a term of three years from the date of issuance. In connection with this arrangement, the Company paid such European investment bank a commitment fee of $100,000.

         On March 12, 1997,  the Company  issued  286,123 shares of Common Stock and warrants to purchase 28,613 shares of Common Stock under the above-referenced equity financing arrangement. On April 21, 1997, the Company issued 404,040 shares of Common Stock and Warrants to purchase 40,404 shares of Common Stock under the same equity financing arrangement. Such shares and warrants were registered pursuant to a previous registration statement. On June 6, 1997, the Company issued 360,202 shares of Common Stock and Warrants to purchase 36,021 shares of Common Stock under the same equity financing arrangement. The 415,838 shares of Common Stock and the warrants to purchase 41,584 shares of Common Stock offered hereby represent the fourth issuance of securities by the Company under such financing arrangement.

         The Company has not entered into any underwriting arrangements with respect to the shares of Common Stock or Warrants.

         The Common Stock is quoted on the Nasdaq National Market under the symbol VIDA. The Warrants are not quoted or listed on any securities exchange or market, and the Company does not intend to apply for listing of the Warrants on any securities exchange or market. Accordingly, no public market exists for the Warrants and it is not expected that any such market will exist in the future.

Certain Federal Income Tax Consequences

         The following is a discussion of certain United States federal income and estate tax consequences of the ownership and disposition of the Common Stock applicable to Non-U.S. Holders of such Common Stock. In general, a "Non-U.S. Holder" is any owner of Common Stock other than (i) a citizen or resident of the United States, or certain United States expatriates, (ii) a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any state, or (iii) an estate or trust whose income is includible in gross income for United States federal income tax purposes regardless of its source. The discussion pertains only to Common Stock held as a "capital asset" as defined in the Internal Revenue Code of 1986, as amended (the "Code"). The discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change. The discussion does not address aspects of taxation other than federal income and estate taxation and does not address all aspects of federal income and estate taxation. The discussion is for general information only and does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder. Accordingly, prospective investors are urged to consult their own tax advisors regarding the United States federal, state, local and non-U.S. tax consequences of acquiring, holding and disposing of shares of Common Stock.

         Dividends

         In general, dividends paid to a Non-U.S. Holder will be subject to United States withholding tax at a 30% rate (or such lower rate prescribed by an applicable tax treaty) unless the dividends are either (i) effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States, or (ii) if a tax treaty applies, attributable to a United States permanent establishment maintained by the Non-U.S. Holder. Dividends effectively connected with such trade or business or attributable to such permanent establishment (provided a tax treaty applies) generally will not be subject to withholding (if the Non-U.S. Holder files certain forms with the payor of the dividend) and generally will be subject to United States federal income tax on a net income basis at the applicable graduated rates. In addition, in the case of a Non-U.S. Holder that is a corporation, a U.S. branch profits tax may be imposed on such corporation's effectively connected earnings and profits (as determined under the Code). The branch profits tax is imposed at a rate of 30% (or such lower rate prescribed by an applicable tax treaty). To determine the applicability of a tax treaty providing for a lower rate of withholding, dividends paid to an address in a foreign country are presumed under the current interpretation of existing Treasury regulations to be paid to a resident of that country.

         Treasury regulations proposed in 1984 which have not been finally adopted, however, would require Non-U.S. Holders to file certain new forms to obtain the benefit of any applicable tax treaty providing for a lower rate of withholding tax on dividends. Such forms would contain the holder's name and address and an official statement by the competent authority in the foreign country (as designated in the applicable tax treaty) attesting to the holder's status as a resident thereof.

         Sale of Common Stock

         Generally, a Non-U.S. Holder will not be subject to United States federal income tax on any gain upon the disposition of his Common Stock unless
(i) the Company is or has been a "U.S. real property holding corporation" for federal income tax purposes (which the Company does not believe that it is or is likely to become), (ii) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States or, if a tax treaty applies, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States, or (iii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and either (a) the Non-U.S. Holder has a tax home (as specially defined for U.S. federal income tax purposes) in the United States and the gain from the disposition is not attributable to an office or other fixed place of business maintained by the Non-U.S. Holder in a foreign country or (b) the gain from the disposition is attributable to an office or other fixed place of business maintained in the United States by the Non-U.S. Holder.

         Estate Tax

         In general, Common Stock owned or treated as owned by an individual Non-U.S. Holder will be includible in the individual's gross estate for United States federal estate tax purposes, unless an applicable tax treaty provides otherwise.

         Backup Withholding and Information Reporting

         The Company must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities in the country in which the Non-U.S. Holder resides. United States backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting or backup withholding requirements) will generally not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside the United States.

         The payment of proceeds from the disposition of Common Stock by or through a foreign office of a foreign broker generally will not be subject to backup withholding or information reporting. Information reporting (but not backup withholding) will apply, however, to the payment of proceeds from the disposition of Common Stock by or through the foreign office of (i) a United States broker, (ii) a broker that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or
(iii) a broker that is a "controlled foreign corporation" for United States federal income tax purposes, unless the broker has documentary evidence in its records that the owner is a Non-U.S. Holder and certain other conditions are met or the owner otherwise establishes an exemption. The payment of proceeds from the disposition of Common Stock by or through a United States office of a broker will be subject to both backup withholding and information reporting unless the owner certifies under penalty of perjury that, among other things, it is a Non-U.S. Holder or otherwise establishes an exemption.

PROSPECTUS

                                  VIDAMED, INC.

                         950,000 Shares of Common Stock
                    95,000 Warrants to Purchase Common Stock

     VidaMed, Inc. (the "Company") may from time to time offer shares of its common stock, par value $.001 per share (the "Common Shares") and warrants to purchase shares of its common stock, par value $.001 per share (the "Warrants") in amounts, at prices and on terms to be determined at the time of offering. The Common Shares and the Warrants (collectively, the "Securities") may be offered separately or together, in separate series in amounts, at prices and on terms to be set forth in supplements to this Prospectus (each a "Prospectus Supplement").

     The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of the Common Shares, any public offering price and (ii) in the case of the Warrants, the terms of issuance and exercise and any public offering price.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     The securities offered by this Prospectus may be sold by the Company from time to time through agents or underwriters, or to dealers acting as principals, or directly to purchasers in negotiated transactions, or any combination of these methods of sale. Sales may be made at prevailing market prices or at fixed prices determined at the time of each sale. See "Plan of Distribution" regarding Prospectus Supplements to be appended to disclose compensation by the Company to agents or underwriters that may be designated to participate in the offering of the shares. The Company may indemnify any participating agent or underwriter against certain liabilities, including liabilities under the Securities Act of 1933. Expenses of this offering, estimated at $70,000 (excluding compensation to agents or underwriters), will be paid by the Company.



     The Company's Common Shares are traded on the Nasdaq National Market System under the symbol "VIDA."

                              --------------------
       THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS."
                              --------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.


                   The date of this Prospectus is June 3, 1997

                              AVAILABLE INFORMATION

         As used in this Prospectus, unless the context otherwise requires, the terms "VidaMed" and the "Company" mean VidaMed, Inc. and its subsidiaries. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission:
New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

         The Company's Common Stock is traded on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         This Prospectus constitutes part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, copies of which may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract or any other document filed, or incorporated by reference, as an exhibit to the Registration Statement, are qualified in all respects by such reference.

                      INFORMATION INCORPORATED BY REFERENCE

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 heretofore filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein.

         Each document filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and shall be part hereof from the date of filing of such document.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to VidaMed, Inc. at its principal offices located at 1380 Willow Road, Suite 101, Menlo Park, California 94025, telephone
(415) 328-8781, attention Investor Relations.

         Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this Prospectus.

         VidaMed(R), the VidaMed logo and TUNA(TM) are trademarks of VidaMed, Inc.

                                   THE COMPANY

         VidaMed, Inc. (the "Company" or "VidaMed") was founded in July 1992 and reincorporated in the State of Delaware in June 1995. VidaMed designs, develops, manufactures and markets technologically and clinically advanced, cost effective systems for urological applications. The Company's initial focus is upon the treatment of benign prostatic hyperplasia ("BPH"). The Company's first product, the patented TUNA System, is designed to offer a cost effective, minimally invasive alternative therapy with compelling clinical advantages for BPH treatment. The Company commenced manufacturing production and product sales in 1993. On October 8, 1996, the Company received 510(k) clearance from the United States Food and Drug Administration ("FDA") to market the TUNA System commercially in the United States for the treatment of BPH. In the United States, the Company sells its products primarily through direct sales personnel and a network of specialty urology product dealers. International sales are primarily to distributors who resell to physicians and hospitals.

         VidaMed has designed and developed the TUNA System to be the therapy of choice for BPH over watchful waiting, drug therapy and current surgical therapies. The TUNA System is designed to restore and improve urinary flow while resulting in fewer complications and adverse effects, shorter recovery time and greater cost effectiveness than other therapies for treating BPH. The Company believes that the cost of treatment with TUNA will be less than the cost of many other interventional BPH therapies because the procedure is designed to be performed on an outpatient basis and to result in fewer complications.

         The principal components of the TUNA system are (i) a single-use needle ablation handpiece that delivers RF energy to the prostate, (ii) a low power RF energy generator and (iii) an optical device that allows direct viewing during the procedure.

         TUNA Handpiece. The single-use TUNA handpiece measures 22 French (approximately seven millimeters) in diameter and contains laterally deployed needles that extend at an approximately 90 degree angle. Each needle is encased by a retractable shield which protects the urethra and is adjusted by the urologist to selectively control the area of prostate tissue ablated during the procedure. Controls on the handpiece handle allow for independent advancement and retraction of the needle and shields. Thermocouples located at the shield tip and at the handpiece tip record temperatures at the lesion site and in the prostatic urethra. The handpiece includes capabilities for irrigation and aspiration, enhancing visualization for the physician and enabling drainage of the bladder without removing and reinserting the handpiece. In addition, these capabilities allow the physician to more closely control urethral tissue temperature during the procedure.

         TUNA  RF   Generator.   The  TUNA  RF  energy   generator  is  designed
specifically for use with the TUNA handpiece. The RF generator has digital displays indicating the temperature at each thermocouple, the RF power being delivered to each needle, ablation time and electrical impedance. These measurements are used by the physician to control tissue ablation. The generator incorporates both automated and manual control modes. The generator has an automatic shut-off activated by both temperature and impedance measurements to ensure controlled tissue ablation.

         TUNA Optics. The TUNA optical device allows precise positioning of the handpiece between the verumontanum and the bladder neck during the procedure using direct vision control. The optical device is reusable after sterilization and is equipped with a three-way exchange adapter, which allows the unit to be used with endoscopic light sources manufactured by other companies.

         The TUNA procedure desiccates prostatic tissue, leading to improved urinary flow, and can be performed in approximately 30 to 45 minutes with local anesthesia, which may be supplemented by intravenous sedation. The TUNA handpiece is inserted into the patient's urethra, and the two shielded needle electrodes are then advanced into one of the two lateral lobes of the prostate. Controlled RF energy delivered by the needle electrodes heats targeted portions of the prostate lobe to temperatures of 90 to 100 degrees centigrade, creating a localized area of desiccated tissue measuring approximately one to two centimeters in diameter, while the shields protect the urethra from thermal damage. Once a lesion of sufficient size has been created, the urologist retracts the needles and places the handpiece at the next site to be ablated and repeats the process. Typically, two treatments in each lateral prostate lobe are performed depending upon the size of the prostate. If the patient is unable to urinate due to temporary swelling or irritation of the urethra, a catheter will be inserted into the patient's urethra. This catheter, if inserted, is typically left in place for one to two days.

         The Company believes that the design of the TUNA system offers significant advantages over other BPH therapies. Because the TUNA system shields the urethra and delivers controlled RF energy directly into the interior of the prostate, the procedure protects the prostatic urethra and reduces the risk of unintended thermal damage to surrounding structures. In other procedures where this control does not exist, the prostatic urethra and other structures can be damaged or destroyed, causing significant patient discomfort and complications. Clinical trials of the TUNA system indicate that TUNA results in fewer of the complications associated with TURP, including impotence, retrograde ejaculation and incontinence. The Company believes that the cost of the TUNA procedure in the United States, including physician charges, will be significantly less than the cost of TURP. Based on information received from its distributors, the Company believes that the TUNA RF generator is sold at prices ranging from $20,000 to $35,000, which is less than the general surgical lasers required to perform laser procedures and the ultrasound and microwave devices required for other surgical procedures.

         The Company believes TUNA will also provide patients, physicians and health care payors with a clinically and economically superior alternative to ongoing drug therapy and watchful waiting. To date, the symptomatic relief experienced by patients in the Company's clinical trials suggests that TUNA may provide greater relief than drug therapy or watchful waiting. The Company believes that if the relief provided by TUNA proves to be sufficiently long lasting, TUNA may prove to be economically superior to the noninvasive approaches. To date, the Company's available two-year clinical follow-up data for TUNA patients do not suggest the need for retreatment within this time frame. However, there can be no assurance as to whether and how frequently TUNA patients will require retreatment.


                                  RISK FACTORS

         An investment in the Securities being offered by this Prospectus involves a high degree of risk. The following factors, in addition to those discussed elsewhere in this Prospectus, should be carefully considered in evaluating the Company and its business prospects before purchasing Securities offered by this Prospectus.

         Limited Operating History; History of Losses and Expectation of Future Losses; Fluctuations in Operating Results. The Company has a limited history of operations. Since its inception in July 1992, the Company has been primarily engaged in research and development of the TUNA system. The Company has experienced significant operating losses since inception and, as of March 31, 1997, had an accumulated deficit of $55.6 million.

The development and commercialization by the Company of the TUNA system and other new products, if any, will require substantial product development, clinical, regulatory, marketing and other expenditures. The Company expects its operating losses to continue for at least the next 12 to 18 months as it continues to expend substantial resources in expanding marketing and sales activities, funding clinical trials in support of regulatory and reimbursement approvals and research and development. There can be no assurance that the TUNA system will be successfully commercialized or that the Company will achieve significant revenues from either international or domestic sales. In addition, there can be no assurance that the Company will achieve or sustain profitability in the future. Results of operations may fluctuate significantly from quarter to quarter and will depend upon numerous factors, including actions relating to regulatory and reimbursement matters, progress of clinical trials, the extent to which the TUNA system gains market acceptance, varying pricing promotions and volume discounts to distributors, introduction of alternative therapies for BPH and competition.

         Uncertainty of Market Acceptance. TUNA represents a new therapy for BPH, and there can be no assurance that the TUNA system will gain any significant degree of market acceptance among physicians, patients and health care payors, even if necessary international and United States reimbursement approvals are obtained. Physicians will not recommend the TUNA procedure unless they conclude, based on clinical data and other factors, that it is an attractive alternative to other methods of BPH treatment, including more established methods such as TURP and drug therapy. In particular, physicians may elect not to recommend the TUNA procedure until such time, if any, as the duration of the relief provided by the procedure has been established. Broad use of the TUNA system will require the training of numerous physicians, and the time required to complete such training could result in a delay or dampening of market acceptance. Even if the clinical efficacy of the TUNA procedure is established, physicians may elect not to recommend the procedure unless acceptable reimbursement from health care payors is available. Health care payor acceptance of the TUNA procedure will require evidence of the cost effectiveness of TUNA as compared to other BPH therapies, which will depend in large part on the duration of the relief provided by the TUNA procedure. A thorough analysis of multi-year patient follow-up data will be necessary to assess the durability of the relief provided by TUNA therapy. Patient acceptance of the procedure will depend in part on physician recommendations as well as other factors, including the degree of invasiveness and rate and severity of complications associated with the procedure as compared to other therapies.

         Uncertainty Relating to Third Party Reimbursement. The Company's success will be dependent upon, among other things, its ability to obtain satisfactory reimbursement from health care payors for the TUNA procedure. In the United States and in international markets, third party reimbursement is generally available for existing therapies used for treatment of BPH. In the United States, third party reimbursement for the TUNA procedure will be dependent upon decisions by the Health Care Financing Administration ("HCFA") for Medicare, as well as by individual health maintenance organizations, private insurers and other payors.

         Reimbursement systems in international markets vary significantly by country. Many international markets have governmentally managed health care systems that govern reimbursement for new devices and procedures. In most markets, there are private insurance systems as well as governmentally managed systems.

         Regardless of the type of reimbursement system, the Company believes that physician advocacy of the TUNA system will be required to obtain reimbursement. Availability of reimbursement will depend not only on the clinical efficacy and direct cost of the TUNA procedure, but also on the duration of the relief provided by the procedure. There can be no assurance that reimbursement for the Company's products will be available in the United States or in international markets under either governmental or private reimbursement systems, or that physicians will support reimbursement for TUNA procedures. Furthermore, the Company could be adversely affected by changes in reimbursement policies of governmental or private health care payors. Failure by physicians, hospitals and other users of the Company's products to obtain sufficient reimbursement from health care payors or adverse changes in governmental and private third party payors' policies toward reimbursement for procedures employing the Company's products would have a material adverse effect on the Company's business, financial condition and results of operations.

         Risk of Inadequate Funding. The Company plans to continue to expend substantial funds for clinical trials in support of regulatory and reimbursement approvals, expansion of sales and marketing activities, research and development and establishment of commercial scale manufacturing capability. The Company may be required to expend greater than anticipated funds if unforeseen difficulties arise in the course of clinical trials of the TUNA system, in connection with obtaining necessary regulatory and reimbursement approvals or in other aspects of the Company's business. Although the Company believes that the proceeds of the offering of the Securities together with its existing cash reserves and cash generated from the future sale of products will be sufficient to meet the Company's operating and capital requirements during the next 12 to 24 months, there can be no assurance that the Company will not require additional financing within this time frame. The Company's future liquidity and capital requirements will depend upon numerous factors, including progress of clinical trials, actions relating to regulatory and reimbursement matters, and the extent to which the TUNA system gains market acceptance. Any additional financing, if required, may not be available on satisfactory terms or at all. Future equity financings may result in dilution to the holders of the Company's Common Stock.

         Possible Volatility of Stock Price. The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In addition, the market price of the shares of Common Stock is likely to be highly volatile. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, FDA and international regulatory actions, actions with respect to reimbursement matters, developments with respect to patents or proprietary rights, public concern as to the safety of products developed by the Company or others, changes in health care policy in the United States and internationally, changes in stock market analyst recommendations regarding the Company, other medical device companies or the medical device industry generally and general market conditions may have a significant effect on the market price of the Common Stock.

         Competition and Technological Advances. Competition in the market for treatment of BPH is intense and is expected to increase. The Company believes its principal competition will come from invasive therapies, such as TURP, and noninvasive courses of action, such as drug therapy and watchful waiting. The Company may encounter competition from emerging therapies in attracting clinical investigators as well as prospective clinical trial patients. Most of the Company's competitors have significantly greater financial, technical, research, marketing, sales, distribution and other resources than the Company. There can be no assurance that the Company's competitors will not succeed in developing or marketing technologies and products that are more effective or commercially attractive than any which are being developed by the Company. Such developments could have a material adverse effect on the Company's business, financial condition and results of operations.

         Any product developed by the Company that gains regulatory approval will have to compete for market acceptance and market share. An important factor in such competition may be the timing of market introduction of competitive products. Accordingly, the relative speed with which the Company can develop products, complete clinical testing and regulatory approval processes, gain reimbursement acceptance and supply commercial quantities of the product to the market are expected to be important competitive factors. The Company expects that competition in the BPH field will also be based, among other things, on the ability of the therapy to provide safe, effective and lasting treatment, cost effectiveness of the therapy, physician, health care payor and patient acceptance of the procedure, patent position, marketing and sales capability, and third party reimbursement policies.

         Government Regulation. The Company's TUNA system is regulated in the United States as a medical device by the FDA under the Federal Food, Drug, and Cosmetic Act ("FDC Act"). Pursuant to the FDC Act, the FDA regulates the manufacture, distribution and production of medical devices in the United States. Noncompliance with applicable requirements can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant approval for devices, and criminal prosecution. Medical devices are classified into one of three classes, class I, II or III, on the basis of the controls necessary to reasonably ensure their safety and effectiveness. The safety and effectiveness can be assured for class I devices through general controls (e.g., labeling, premarket notification and adherence to GMPs) and for class II devices through the use of special controls (e.g., performance standards, postmarket surveillance, patient registries, and FDA guidelines). Generally, class III devices are those which must receive premarket approval by the FDA to ensure their safety and effectiveness (e.g., life-sustaining, life-supporting and implantable devices, or new devices which have not been found substantially equivalent to legally marketed devices).

         Before a new device can be introduced into the market, the manufacturer must generally obtain FDA clearance through either a 510(k) notification or a premarket approval ("PMA"). A 510(k) clearance will be granted if the submitted data establishes that the proposed device is "substantially equivalent" to a legally marketed class I or II medical device, or to a class III medical device for which the FDA has not called for a PMA. The FDA has recently been requiring a more rigorous demonstration of substantial equivalence than in the past. It generally takes from three to nine months from submission to obtain a 510(k) clearance, but it may take longer. The FDA may determine that the proposed device is not substantially equivalent, or that additional data is needed before a substantial equivalence determination can be made. A "not substantially equivalent" determination, or a request for additional data, could delay the market introduction of new products that fall into this category and could have a materially adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will obtain 510(k) clearance within the above time frames, if at all, for any device for which it files a future 510(k) notification. Furthermore, there can be no assurance that the Company will not be required to submit a PMA application for any device which it may develop in the future. For any of the Company's products that are cleared through the 510(k) process, including the Company's TUNA System, modifications or enhancements that could significantly affect safety or efficacy will require new 510(k) submissions.

         Sales of medical devices outside the United States are subject to regulatory requirements that vary widely from country to country. The time required to obtain approval for sale in a foreign country may be longer or shorter than that required for FDA approval, and the requirements may differ. VidaMed has received regulatory approvals where required for commercial sale of the TUNA system in all major international markets, except Japan. In May 1994 the Company's United Kingdom facility passed inspection by the United Kingdom Department of Health and received GMP certification. In June 1994, the Company received a report of compliance for the TUNA system from the British Standards Institute ("BSI") and in August 1994 the Company received a certificate of compliance with IEC 601-1 and IEC 601-2 regulations from TUV Product Services. TUV and BSI certifications, which are issued by organizations analogous to Underwriters Laboratories in the United States, are focused on device safety and adherence of the device to published electronic or mechanical specifications. In February 1995, the Company received ISO 9002 certification for its manufacturing facility in the United Kingdom. ISO 9002 certification is based on adherence to established standards in the areas of quality assurance and manufacturing process control. These certifications allow the Company to affix the CE mark to the TUNA system, permitting the Company to commercially market and sell the TUNA system in all countries of the European Economic Area. In order to maintain these approvals, the Company is subject to periodic inspections. Additional product approvals from foreign regulatory authorities may be required for international sale of the Company's general electrosurgical device for which an FDA 510(k) notification has been filed. Failure to comply with applicable regulatory requirements can result in loss of previously received approvals and other sanctions and could have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company's distributor in Japan, Century Medical, is responsible for management of clinical trials and obtaining regulatory approval for the TUNA system, and such approval is therefore outside the Company's control. Accordingly, there can be no assurance as to when or whether such approval will be received.

         Limited Manufacturing Experience; Scale-Up Risk; Product Recall Risk. VidaMed purchases components used in the TUNA system from various suppliers and relies on single sources for several components. Delays associated with any future component shortages, particularly as the Company scales up its manufacturing activities in support of commercial sales, would have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company currently manufactures the TUNA system in limited quantities at its United Kingdom facility. However, the Company has limited experience in manufacturing its products in commercial quantities. Manufacturers often encounter difficulties in scaling up production of new products, including problems involving production yields, quality control and assurance, component supply and lack of qualified personnel. Difficulties encountered by VidaMed in manufacturing scale-up could have a material adverse effect on its business, financial condition and results of operations. In mid-1994, the Company experienced problems at its United Kingdom facility with respect to mechanical aspects of the TUNA catheter's needle assembly. As a result, a substantial portion of catheters in the field were returned for rework. The Company has modified its manufacturing process to rectify these problems and has completed product rework. However, there can be no assurance that future manufacturing difficulties or product recalls, either of which could have a material adverse effect on the Company's business, financial condition and results of operations, will not occur.

         Any products manufactured or distributed by the Company pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by FDA including recordkeeping requirements and reporting of adverse experience with the use of the device. The Company's manufacturing facilities are subject to periodic inspection by FDA, certain state agencies and foreign regulatory agencies. Failure to comply with regulatory requirements could have a material adverse effect on the Company's business. There can be no assurance that the Company will not be required to incur significant costs to comply with laws and regulations in the future or that laws or regulations will not have a material adverse effect upon the Company's business.

         Uncertainty Regarding Patents and Protection of Proprietary Technology. The Company has been issued 30 United States patents covering a method of prostate ablation using the TUNA System and the design of the TUNA System. The Company currently has approximately 27 patent applications on file in the United States and over 80 corresponding patent applications on file in various foreign countries. In addition, the Company holds licenses to certain technology used in the TUNA System. There can be no assurance that the Company's issued United States patents, or any patents which may be issued as a result of the Company's applications, will offer any degree of protection. There can be no assurance that any of the Company's patents or patent applications will not be challenged, invalidated or circumvented in the future. In addition, there can be no assurance that competitors, many of which have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or in international markets.

         Intellectual Property Litigation Risks. The Company is aware that EP Technologies, Inc. ("EPT") and the University of California ("UC") have filed a United States patent application in the field of ablation of body tissue. These parties have also requested the United States Patent and Trademark Office ("USPTO") to declare an interference with a third party's issued United States patent relating to the ablation of heart tissue and with two United States patent applications of VidaMed on which notices of allowances have been received.

Interference proceedings are declared by the USPTO for the purpose of determining which of the parties in the interference was the first to invent the subject matter of the interference. There can be no assurance that the USPTO will not declare an interference involving VidaMed or that, if declared, such interference will not be determined adversely to the Company. If an interference proceeding were determined adversely to the Company, the Company's patent claims that are the subject of the interference would not be issued and the patent claims issued to the prevailing party could cover aspects of the Company's products and activities. In addition, there can be no assurance that the USPTO will not use the prevailing party's application to reject the allowed claims of the Company. The enforcement of any such patent claims against VidaMed could have a material adverse effect on the Company's business, financial condition and results of operations.

         The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. The Company is aware of patents held by other participants in the BPH market, and there can be no assurance that the Company will not in the future become subject to patent infringement claims and litigation or USPTO interference proceedings, including an interference relating to the EPT/UC application. The defense and prosecution of intellectual property suits, USPTO interference proceedings and related legal and administrative proceedings are both costly and time consuming. Litigation may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others. The Company, Mr. Edwards, who was a founder of the Company and its former Chief Executive Officer, and a co-founder and former director of VidaMed settled, in September 1995, a dispute with EPT relating to, among other things, certain inventions of Mr. Edwards. Pursuant to the settlement, mutual releases were granted.

         Any litigation or interference proceedings could result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. An adverse determination in litigation or interference proceedings to which the Company may become a party could subject the Company to significant liabilities to third parties or require the Company to seek licenses from third parties. Although patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Furthermore, there can be no assurance that necessary licenses would be available to the Company on satisfactory terms or at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

         In addition to patents, the Company relies on trade secrets and proprietary know-how, which it seeks to protect, in part, through proprietary information agreements with employees, consultants and other parties. The Company's proprietary information agreements with its employees and consultants contain industry standard provisions requiring such individuals to assign to the Company without additional consideration any inventions conceived or reduced to practice by them while employed or retained by the Company, subject to customary exceptions. There can be no assurance that proprietary information agreements with employees, consultants and others will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by competitors.

         Rights to Founder's Inventions Limited to Urology. The proprietary information agreement between the Company and Stuart D. Edwards, one of the Company's founders, obligates Mr. Edwards to assign to the Company his inventions and related intellectual property only in the field of urology. Mr. Edwards has assigned to Rita Medical Systems, Inc. ("RITA") his inventions in the cancer field. Mr. Edwards has conceived of, and may continue to conceive of, various medical device product concepts for other fields outside of urology, including certain concepts in the gynecology field that have been licensed to an unrelated party. Such party also has an option to purchase all future technology developed by Mr. Edwards in the gynecology field. Product concepts outside of urology developed by Mr. Edwards will not be owned by or commercialized through VidaMed.

         Risks Relating to RITA. The Company has entered into a cross license agreement with RITA, formerly ZoMed International, Inc. Under the cross license, RITA has the right to use VidaMed technology in the cancer field and VidaMed has the right to use RITA technology in the treatment of urological diseases and disorders. The cross license between VidaMed and RITA allows both companies to develop products for treatment of prostate cancer and cancers of the lower urinary tract, and VidaMed and RITA may therefore become competitors in this field.

         Product Liability Risk; Limited Insurance Coverage. The business of the Company entails the risk of product liability claims. Although the Company has not experienced any product liability claims to date, any such claims could have an adverse impact on the Company. The Company maintains product liability insurance and evaluates its insurance requirements on an ongoing basis. There can be no assurance that product liability claims will not exceed such insurance coverage limits or that such insurance will be available on commercially reasonable terms or at all.

         Effect of Certain Charter, Bylaw and Other Provisions. Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions allow the Company to issue Preferred Stock without any vote or further action by the stockholders, eliminate the right of stockholders to act by written consent without a meeting and eliminate cumulative voting in the election of directors. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company.

         No Public Market for the Warrants; Arbitrary Determination of Purchase Price; Price Volatility. Prior to the offering of the Securities, there has been no public market for the Warrants, and there can be no assurance that an active trading market will develop in any of the Warrants after any offering thereof. The Company does not intend to apply for the listing of the Warrants on any exchange. The exercise price and terms of the Warrants may be determined arbitrarily by negotiations between the Company and any purchaser thereof. Factors considered in such negotiations, in addition to prevailing market conditions, may include the history and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure and certain other factors as were deemed relevant. Therefore, the exercise price and terms of the Warrants may not necessarily bear any relationship to established valuation criteria and therefore may not be indicative of prices that may prevail at any time or from time to time in a public market for the Warrants.

         Legal  Restrictions  on Sales of Shares  Underlying  the Warrants.  The
Warrants will not be exercisable unless, at the time of the exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. Although the Company has undertaken to use its best efforts to have all the shares of Common Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, there can be no assurance that it will be able to do so. The Warrants may be deprived of value if a current prospectus covering the shares of Common Stock issuable upon the exercise of the Warrants is not kept effective.

                                 USE OF PROCEEDS

         Unless otherwise specified in the applicable Prospectus Supplement for any offering of Securities, the Company intends to use the net proceeds for general corporate purposes.

         Pending use of the proceeds in the Company's business, the funds will be invested in short-term investment grade interest bearing instruments.

                            DESCRIPTION OF SECURITIES

         The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, $.001 par value per share, and 5,000,000 shares of Preferred Stock, $.001 par value per share. As of May 6, 1997, 11,653,180 shares of Common Stock were outstanding, held of record by approximately 5,100 stockholders. No shares of the Preferred Stock were outstanding as of May 6, 1997, although 30,000 shares of the Preferred Stock had been designated Series A Participating Preferred Stock, $.001 par value. In addition, each outstanding share of Common Stock represented the Preferred Share Purchase Right related thereto.

Preferred Shares Purchase Rights

         The Company's Board of Directors has declared a dividend of one right (a "Right") to purchase one one-thousandth share of the Company's Series A Participating Preferred Stock ("Series A Preferred") for each outstanding share of Common Stock ("Common Shares") of the Company. The dividend will be payable on January 31, 1997 (the "Record Date") to stockholders of record as of the close of business on that date. Each Right will entitle the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred at an exercise price of $50.00 (the "Purchase Price"), subject to adjustment.

         The following summary of the principal terms of the Rights is a general description only and is subject to the detailed terms and conditions of the Rights Agreement to be entered into by the Company and American Securities Transfer, Inc., as Rights Agent (the "Rights Agent").

         Rights Evidenced by Common Share Certificates. The Rights will not be exercisable until the Distribution Date (defined below). Until the Distribution Date, certificates for the Rights ("Rights Certificates") will not be sent to stockholders; instead, the Rights will attach to and trade only together with the Common Shares. Accordingly, Common Share certificates outstanding on the Record Date will evidence the Rights related thereto, and Common Share certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or the earlier redemption or expiration of the Rights), the surrender or transfer of any certificates for Common Shares outstanding as of the Record Date, even without the notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate.

         Distribution Date. The Rights will separate from the Common Shares, Rights Certificates will be issued and the Rights will become exercisable upon the earlier of: (i) 10 days (or such later date as may be determined by a majority of the Board of Directors, excluding directors affiliated with the Acquiring Person, as defined below (the "Continuing Directors")) following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Shares; and (ii) 10 business days (or such later date as may be determined by a majority of the Continuing Directors) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Common Shares. The earlier of such dates is referred to as the "Distribution Date."

         Issuance of Rights Certificates; Expiration of Rights. As soon as practicable following the Distribution Date, separate Rights Certificates will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights from and after the Distribution Date. All Common Shares issued prior to the Distribution Date will be issued with Rights. Common Shares issued after the Distribution Date may be issued with Rights if such shares are issued (i) upon the conversion of outstanding convertible debentures or any other convertible securities issued after adoption of the Rights Agreement or
(ii) pursuant to the exercise of stock options or under employee benefit plans or arrangements unless such issuance would result in (or create a risk that) such options, plans or arrangements would not qualify for otherwise available special tax treatment. Except as otherwise determined by the Board of Directors, no other Common Shares issued after the Distribution Date will be issued with Rights. The Rights will expire on the earliest of (i) November 7, 2006 (the "Final Expiration Date"), (ii) redemption or exchange of the Rights as described below, or (iii) consummation of an acquisition of the Company satisfying certain conditions by a person who acquired shares pursuant to a Permitted Offer as described below.

         Initial Exercise of the Rights. Following the Distribution Date, and until one of the further events described below, holders of the Rights will be entitled to receive, upon exercise and the payment of $50.00 per Right, one one-thousandth share of the Series A Preferred. In the event that the Company does not have sufficient Series A Preferred available for all Rights to be exercised, or the Board decides that such action is necessary and not contrary to the interests of Rights holders, the Company may instead substitute cash, assets or other securities for the Series A Preferred for which the Rights would have been exercisable under this provision or as described below.

         Right to Buy Company Common Shares. Unless the Rights are earlier redeemed, in the event that an Acquiring Person becomes the beneficial owner of 20% or more of the Company's Common Shares then outstanding (other than pursuant to a Permitted Offer), then each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, Common Shares having a value equal to two times the Purchase Price. Rights are not exercisable following the occurrence of an event as described above until such time as the Rights are no longer redeemable by the Company as set forth below.

         Right to Buy Acquiring Company Stock. Unless the Rights are earlier redeemed, in the event that, after the Shares Acquisition Date (as defined below), (i) the Company is acquired in a merger or other business combination transaction, or (ii) the Company consummates a merger or other business combination transaction in which the Company is the continuing or surviving corporation, or (iii) 50% or more of the Company's assets or earning power are sold, each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of (i) the corporation acquiring the Company or (ii) the Company or (iii) the purchaser of 50% or more of the Company's assets or earning power, respectively, such shares in each case having a value equal to two times the Purchase Price (unless the transaction satisfies certain conditions and is consummated with a person who acquired shares pursuant to a Permitted Offer, in which case the Rights will expire).

         Permitted Offer. A Permitted Offer means a tender offer for all outstanding Common Shares that has been determined by a majority of the Continuing Directors to be fair and otherwise in the best interests of the Company and its stockholders. Where the Board of Directors has determined that a tender offer constitutes a Permitted Offer, the Rights will not become exercisable to purchase Common Shares or shares of the acquiring company (as the case may be) at the discounted price described above.

         Exchange Provision. At any time after the acquisition by an Acquiring Person of 20% or more of the Company's outstanding Common Shares and prior to the acquisition by such Acquiring Person of 50% or more of the Company's outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by the Acquiring Person), in whole or in part, at an exchange ratio of one Common Share per Right.

         Redemption. At any time on or prior to the close of business on the earlier of (i) the 10th day following the acquisition by an Acquiring Person of 20% or more of the Company's outstanding Common Shares (the "Shares Acquisition Date") or such later date as may be determined by a majority of the Continuing Directors and publicly announced by the Company, or (ii) the Final Expiration Date of the Rights, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right.

         Adjustments to Prevent Dilution. The Purchase Price payable, the number of Rights, and the number of Series A Preferred or Common Shares or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time in connection with the dilutive issuances by the Company as set forth in the Rights Agreement. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

         Cash Paid Instead of Issuing Fractional Shares. No fractional portion less than integral multiples of one Common Share will be issued upon exercise of a Right and in lieu thereof, an adjustment in cash will be made based on the market price of the Common Shares on the last trading date prior to the date of exercise.

         No Stockholders' Rights Prior to Exercise. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company (other than any rights resulting from such holder's ownership of Common Shares), including, without limitation, the right to vote or to receive dividends.

         Amendment of Rights Agreement. The provisions of the Rights Agreement may be supplemented or amended by the Board of Directors in any manner prior to the close of business on the date of the acquisition by an Acquiring Person of 20% or more of the Company's outstanding Common Shares without the approval of Rights holders. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

         Rights and Preferences of the Series A Preferred. Series A Preferred purchasable upon exercise of the Rights will not be redeemable. Each share of Series A Preferred will be entitled to an aggregate dividend of 1,000 times the dividend declared per Common Share. In the event of liquidation, the holders of the Series A Preferred will be entitled to a minimum preferential liquidation payment equal to $50,000 per share. Each share of Series A Preferred will have 1,000 votes, voting together with the Common Shares. In the event of any merger, consolidation or other transaction in which the Common Shares are changed or exchanged, each share of Series A Preferred will be entitled to receive 1,000 times the amount received per Common Share. These rights are protected by customary anti-dilution provisions.

         Because of the nature of the dividend, liquidation and voting rights of the shares of Series A Preferred, the value of the one one-thousandth interest in a share of Series A Preferred purchasable upon exercise of each Right should approximate the value of one Common Share.

         Certain Anti-takeover Effects. The Rights approved by the Board are designed to protect and maximize the value of the outstanding equity interests in the Company in the event of an unsolicited attempt by an acquiror to take over the Company in a manner or on terms not approved by the Board of Directors. Takeover attempts frequently include coercive tactics to deprive the Company's Board of Directors and its stockholders of any real opportunity to determine the destiny of the Company or to evaluate and protect the long-term value of the Company. The Rights are not intended to prevent a takeover of the Company. The Rights may be redeemed by the Company at $.01 per Right within ten days (or such later date as may be determined by a majority of the Continuing Directors) after the accumulation of 20% or more of the Company's shares by a single acquiror or group. Accordingly, the Rights should not interfere with any merger or business combination approved by the Board of Directors.

         Issuance of the Rights does not in any way weaken the financial strength of the Company or interfere with its business plans. The issuance of the Rights themselves has no dilutive effect, will not affect reported earnings per share, should not be taxable to the Company or to its stockholders, and will not change the way in which the Company's shares are presently traded. The Company's Board of Directors believes that the Rights represent a sound and reasonable means of addressing the complex issues of corporate policy created by the current takeover environment.

         However, the Rights may have the effect of rendering more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms or in a manner not approved by the Company's Board of Directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights.

Common Stock Warrants

         The following summary description of the Warrants sets forth certain general terms and provisions of the Warrants to which any Prospectus Supplement may relate, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Common Stock Purchase Warrant.

         Exercise Price and Terms. Each Warrant will entitle the registered holder thereof to purchase, for a fixed time period commencing on the date of issuance, a fixed number of shares of Common Stock at a fixed price per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Warrant will be able to exercise such Warrant by surrendering the certificate representing the Warrant to American Securities Transfer, Inc., (the "Warrant Agent"), with the subscription form thereon properly completed and executed, together with payment of the exercise price. The Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Warrants. No fractional shares will be issued upon the exercise of the Warrants.

         The exercise price of the Warrants may bear no relationship to any objective criterion of value and should in no event be regarded as an indication of any future market price of the Common Stock.

         Adjustments. The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants will be subject to adjustment upon the occurrence of certain events, including stock splits, reverse stock splits or combinations of the Common Stock, or sale by the Company of shares of its Common Stock or other securities convertible into Common Stock at a price below the fair market value of the Common Stock. Additionally, an adjustment may be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving corporation) or sale of all or substantially all of the assets of the Company in order to enable warrantholders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon the exercise of the Warrant.

         Transfer, Exchange and Exercise. The Warrants will be in registered form and may be presented to the Warrant Agent for transfer, exchange or exercise at any time on or prior to their expiration date, at which time the Warrants will become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue and the Company does not intend to apply for the listing of the Warrants on any exchange.

         Warrantholder Not a Stockholder. The Warrants will not confer upon holders any voting, dividend or other rights as stockholders of the Company.

         Modification of Warrant. Modification of the Warrants, including the modification of the number of shares of Common Stock purchasable upon the exercise of any Warrant, the exercise price and the expiration date with respect to any Warrant, will require the consent of the holders of a majority of the Warrants.

         The Warrants will not be exercisable unless, at the time of the exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. Although the Company has undertaken to use its best efforts to have all the shares of Common Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, there can be no assurance that it will be able to do so.

                              PLAN OF DISTRIBUTION

         The Company may sell Securities to or through one or more underwriters, and also may sell Securities directly to other purchasers or through agents.

         The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         In connection with the sale of Securities, underwriters may receive compensation from the Company or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement.

         Any Common Shares sold pursuant to a Prospectus Supplement are expected to be listed on the Nasdaq National Market. Unless otherwise specified in the related Prospectus Supplement, each series of Warrants will be a new issue with no established trading market. The Company may elect to list any series of Warrants on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Warrants, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market of any Securities.

         Under agreements the Company may enter into, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

         Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Company in the ordinary course of business.

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for VidaMed by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this Prospectus, members of Wilson Sonsini Goodrich & Rosati, Professional Corporation, who have represented the Company in connection with this offering, beneficially own approximately 8,809 shares of the Company's Common Stock. J. Casey McGlynn, Secretary of the Company, and Christopher D. Mitchell, Assistant Secretary of the Company, are members of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                                     EXPERTS

         The Consolidated Financial Statements of VidaMed, Inc. incorporated by reference in VidaMed, Inc.'s Annual Report (Form 10-K) for the fiscal year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such Consolidated Financial Statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

================================================================================

         No dealer, salesperson or other person has been authorized in connection with any offering made hereby to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered hereby, nor do they constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.


                           --------------------------
                                TABLE OF CONTENTS
                           ---------------------------

                                                                            Page
                                                                            ----
Available Information .....................................................  2
Information Incorporated by Reference .....................................  2
The Company................................................................  4
Risk Factors...............................................................  5
Use of Proceeds............................................................ 12
Description of Securities.................................................. 12
Plan of Distribution....................................................... 16
Legal Matters.............................................................. 17
Experts.................................................................... 17

                           ---------------------------



================================================================================




================================================================================

                                 Vida Med, Inc.


                         950,000 Shares of Common Stock

                           95,000 Warrants to Purchase
                                  Common Stock




                              ====================

                                   PROSPECTUS

                              ====================





                                  June 3, 1997


================================================================================